Exhibit 99.1

Virginia Supreme Court Vacates Temporary Injunction Affecting Completion of GeoMet’s Pipeline in Virginia

Houston, Texas – February 16, 2007 - GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) announced today that the Virginia Supreme Court has vacated a temporary injunction affecting completion of its pipeline interconnect from its Pond Creek Field to the Jewell Ridge Pipeline.

As previously announced on January 19, 2007, the Circuit Court of Tazewell County, Virginia issued a temporary injunction which halted GeoMet’s construction of a portion of the 12 mile pipeline it is constructing to interconnect the Company’s production from its Pond Creek field to the Jewell Ridge interstate pipeline operated by East Tennessee Natural Gas, LLC. Following this action today by Virginia’s highest court, CNX Gas Company, LLC (“CNX”) may continue to pursue damages or a partition of the 32 acre property in dispute in the Tazewell court proceeding, but the Supreme Court’s decision permits the Company to complete its pipeline through the disputed property. As a result of this ruling, GeoMet’s pipeline interconnect to the new Jewell Ridge Pipeline is expected to be completed and fully operational in advance of the potential termination of the Company’s existing gathering agreement with an affiliate of CNX on April 30, 2007.

Production from the Pond Creek field accounts for approximately 60% of the Company’s gas production. Currently, gas production from the field is being gathered under an agreement with Cardinal States Gathering Company, an affiliate of CNX, for redelivery into the Columbia Gas Transmission interstate pipeline system.

GeoMet will continue to vigorously pursue its rights in any continuation of this litigation by CNX and the Company will continue to vigorously prosecute the antitrust action it filed against CNX and others as announced yesterday.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration, development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

Forward Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward looking statements.